Exhibit 99.1

Bitech Technologies Announces the Introduction of Tesdison, a Patented Self-Charging Technology to Provide a Green Energy Solution to Cryptocurrency Mining

Costa Mesa, CA, May 2, 2022 – Bitech Technologies Corporation (formerly, Spine Injury Solutions, Inc) [OTCQB: SPIN] (the “Company”), a global technology solution provider dedicated to providing a suite of green energy solutions with a focus in cryptocurrency mining and data centers today announces the change of its corporate name to Bitech Technologies Corporation. This name change is part of the Company’s planned expansion of its business to focus on the introduction of Tesdison technology, a patented self-charging technology to provide a green energy solution to the cryptocurrency mining sector.

Tesdison, with its name inspired by the combination of Tesla and Edison, is a U.S. patented technology (U.S. patent no.: 10,547,179 B2). This disruptive technology is referred to as a High Efficiency Electric Power Generation and Charging System. This system is expected to result in a power-savings solution with up to a 99% energy efficiency to replace costly application specific integrated circuits (ASICs) used to mine cryptocurrencies and significantly reduce exorbitant electricity bills.

The Company’s long-term business vision is to globalize the commercialization of this Tesdison technology in the cryptocurrency mining sector as our core business model. We also plan to seek technology partnerships with energy providers, envisioning the technological impact of the current market landscape today. The Tesdison technology has international protections in many countries of the world including the U.S., Canada, European Union, Japan, South Korea, China, Australia, and all ASEAN countries except Brunei and Myanmar. This technology is expected to offer the following advantages:

●	Generating up to twice the original energy output;
●	Off-grid operation without a utility connection;
●	No discharge limit as the renewable energy is continuously delivered;
●	Modular, scalable storage and power generation;
●	Distributing a steady stream of 120/220/480 VAC output; and
●	Constant, uninterrupted supply of electricity 24/7 at any desired voltage.

We are planning to deploy the Tesdison technology to existing battery storage facilities regardless of the type of batteries being used. While we expect new revenue to be created with a limited increase in overhead costs for infrastructure development, we also expect to rapidly deploy our battery power technology to the grid when needed which is expected to result in more power being generated using less resources. The Tesdison technology is infinitely scalable to meet varying demands of our clients. This technology was validated by National Technical Systems (“NTS”) in September 2019. Established in 1961, NTS is a global provider of testing, inspection and certification services.

There are several expected green benefits of the Tesdison technology that include:

●	Low maintenance cost with less mechanical wear and tear;
●	No fuel or supply issues;
●	No dangerous bi-products and waste;
●	Work with a multitude of battery storage manufacturers and suppliers;
●	No need to operate near resources and supplies; and
●	Scalability with customer build out of smaller facilities.

The Company plans to take a strategic expansion approach by collaborating with major cryptocurrency miners to accelerate revenue generation, aiming to quickly obtain a sizable market share where there is a win-win revenue sharing model which could be substantial to the Company in the long run. We have created a market penetration model that accommodates our “green tech” brand recognition with global expansion and balances our planned revenue lines between top players in the cryptocurrency mining sector, upcoming cryptocurrency miners, data center operators, and renewable power plants where Tesdison technology can be applied with scalability.

“Today we are poised to bring this disruptive technology to the cryptocurrency mining sector where digital assets have become a new way of life. We seek global partnerships with capable business partners to capture what we believe is a very big and growing market to greatly benefit all parties involved,” stated Dr. Benjamin Tran, CEO of Bitech Technologies.

The Company brings out a breakthrough renewable energy solution that it believes offers a solution to one of the world’s largest problems - global warming and radical climate change – by quickly reducing the dependence and burning of harmful fossil fuels. Based on our studies, the Tesdison technology solution can result in a return on investment (ROI) of up to an average of 2.5 times faster than that of any solar power solutions. Using Tesdison technology, the Company is also exploring an additional revenue model via carbon credit strategy with feasible financing options on a worldwide basis.

The Company’s name change was approved by its board of directors on April 28, 2022 and it plans to file a notice regarding the name change and a request for a symbol change with The Financial Industry Regulatory Authority, Inc. (“FINRA”). An updated Form 8-K will be filed by the Company upon FINRA’s acceptance and approval of the name change and issuance of a new trading symbol.

About Bitech Technologies Corporation

Bitech Technologies Corporation (OTCQB: SPIN), formerly known as Spine Injury Solutions, Inc., is a global technology solution provider dedicated to providing a suite of green energy solutions with a focus on cryptocurrency mining and data centers. Aiming to resolve the exorbitant high cost of electricity in cryptocurrency mining, Bitech plans to offer its Evirontek Integrated Platform including its core technology Tesdison, a revolutionary U.S. patented self-charging dual-battery system technology providing high efficiency in power generation. Bitech seeks business partnerships with global crypto miners in bitcoin, ethereum and other popular cryptos and engage with value-added resellers to facilitate and implement a scalable and modular system solution while pursuing a cryptocurrency revenue-sharing and technology licensing model to achieve carbon credits via Tesdison technology implementation at any scale. For more information, please visit www.bitech.tech.

Cautionary Note Regarding Forward-Looking Statements

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:

Bitech Technologies Corporation

Investor Relations

Tel: 1.855.777.0888

Email: info@bitech.tech